As filed with the Securities and Exchange Commission on November 17, 2016

Registration No. 333-213421

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AmpliPhi Biosciences Corporation

(Exact Name of Registrant as Specified in Its Charter)

Washington	2836	91-1549568
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number) 3579 Valley Centre Drive, Suite 100 San Diego, CA 92130 (858) 829-0829	(I.R.S. Employer Identification Number)

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

M. Scott Salka

Chief Executive Officer

AmpliPhi Biosciences Corporation

3579 Valley Centre Drive, Suite 100

San Diego, CA 92130

(858) 829-0829

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas A. Coll, Esq. Matthew T. Browne, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Ivan Blumenthal, Esq. Daniel Bagliebter, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, NY 10017 (212) 935-3000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-213421)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-213421), as amended, declared effective on November 16, 2016 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit Number	Description of Document

5.1	Opinion of Cooley LLP.
24.1(a)	Power of Attorney.

(a)	Included on the signature page of Registration Statement on Form S-1 (File No. 333-213421), filed with the Securities and Exchange Commission on September 1, 2016, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on the 17th day of November, 2016.

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ M. Scott Salka
M. Scott Salka Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. Scott Salka	Chief Executive Officer and Member)	November 17, 2016
M. Scott Salka	of the Board of Directors (Principal Executive Officer

/s/ Steve R. Martin	Chief Financial Officer	November 17, 2016
Steve R. Martin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Wendy Johnson*	Interim Chief Operating Officer and Member	November 17, 2016
Wendy Johnson	of the Board of Directors

/s/ Jeremy Curnock Cook*	Member of the Board of Directors	November 17, 2016
Jeremy Curnock Cook

/s/ Louis Drapeau*	Member of the Board of Directors	November 17, 2016
Louis Drapeau

/s/ Michael S. Perry*	Member of the Board of Directors	November 17, 2016
Michael S. Perry, Ph.D.

/s/ Vijay B. Samant*	Member of the Board of Directors	November 17, 2016
Vijay B. Samant

/s/ Paul C. Grint*	Member of the Board of Directors	November 17, 2016
Paul C. Grint, M.D.

*Pursuant to Power of Attorney

By:	/s/ M. Scott Salka
M. Scott Salka
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Cooley LLP.
24.1(a)	Power of Attorney.

(a)	Included on the signature page of Registration Statement on Form S-1 (File No. 333-213421), filed with the Securities and Exchange Commission on September 1, 2016, and incorporated herein by reference.